EXHIBIT 10.70

DISCRETIONARY INVESTMENT MANAGEMENT AGREEMENT

BETWEEN

GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL

AND

ALTERRA AT LLOYD’S LIMITED

CONTENTS
SECTION                                PAGE NUMBER
1) INTERPERATION     1
2) APPOINTMENT AND AUTHORITY OF MANAGER    3
3) THE ACCOUNT    5
4) ACCOUNT TRANSACTIONS AND BORROWING    5
5) CUSTODY    6
6) REPRESENTATIONS AND WARRANTIES    7
7) LIMITATION OF LIABILITY    8
8) INDEMNIFICATION    9
9) DIRECTIONS TO THE MANAGER    9
10) REPORTS AND VALUATION    10
11) VOTING RIGHTS AND CORPORATE ACTIONS    10
12) ASSIGNMENT AND DELEGATION    11
13) CONFIDENTIALITY, REPUTATION AND INTELLECTUAL PROPERTY RIGHTS    11
14) REMUNERATION AND EXPENSES    13
15) MATERIAL INTERESTS    13
16) DERIVATIVES    15
17) INVESTMENT IN FUNDS    16
18) RISK DISCLOSURES AND ISDA MASTER AGREEMENT PROVISIONS    16
19) DURATION AND TERMINATION    16
20) NOTICES    17
21) ENTIRE AGREEMENT; AMENDMENT AND WAIVER    17
22) COMPLAINTS    18
23) MISCELLANEOUS    18
24) THIRD PARTY RIGHTS    19
25) GOVERNING LAW AND ARBITRATION    19
APPENDIX A – INVESTMENT GUIDELINES    20
APPENDIX B – FEE SCHEDULE    21
APPENDIX C – INFORMATION ON THE NATURE AND RISKS OF CERTAIN INVESTMENTS    23

DISCRETIONARY INVESTMENT MANAGEMENT AGREEMENT
THIS AGREEMENT is made on ……………………………… 2012

BETWEEN

(1)
GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL, a company organised with unlimited liability under the laws of England (registered no: 2474901) whose registered office is at Peterborough Court, 133 Fleet Street, London EC4A 2BB ("Manager"); and

(2)	ALTERRA AT LLOYD’S LIMITED, a company incorporated in England and Wales (registered no: 05800142) whose registered office is at 70 Gracechurch Street, London EC3V 0XL ("Customer").
THE PARTIES AGREE that:

1.	INTERPRETATION

1.1
In this Agreement, words and phrases given a particular meaning in the FSA Rules shall have the same meaning herein, unless otherwise set out below in this Section 1.1, and the following words and phrases have the meanings given below.

"Account"	The portfolio of assets in relation to which the Manager shall provide investment management services pursuant to this Agreement as further described in Section 3.1.
"Affected Party"	As defined in Section 13.1.
"Agreement"	This discretionary investment management agreement, including its Appendices, as updated from time to time.
"Associate"	Any entity controlled, directly or indirectly by the Manager, any entity that controls, directly or indirectly, the Manager or an entity directly or indirectly under common control with the Manager.
"Associated Fund"	A collective investment scheme, investment trust or other collective investment vehicle for which the Manager or any of its Associates serves as investment adviser or manager.
"Authorised Person"
The individuals listed in a written authorised signatory list of the Customer, provided by the Customer to the Manager and in acceptable form to the Manager (as amended from time to time by a mandate in a form acceptable to the Manager), as being the individuals who are authorised to give instructions to the Manager on behalf of the Customer for the purposes of this Agreement.

"Best Execution"
In relation to the Manager's execution of a transaction or the Manager's placing of an order with other entities for execution that result from decisions by the Manager to deal when providing the service of portfolio management to the Customer, the best possible result in compliance with COBS rule 11.2.

"COBS"	The New Conduct of Business Sourcebook of the FSA Rules, as applying with effect from 1 November 2007, as amended from time to time.
"Custodian"
The person from time to time appointed by the Customer to provide custody services in relation to all or part of the Account provided that, to the extent that the Account is held by the Customer, references to the "Custodian" are references to the Customer as the person holding the Account.

"Execution Policy"
The order execution policy established and implemented by the Manager, and as previously notified to the Customer, describing the means by which it seeks to obtain the best possible result for the execution of Customer orders, in accordance with the duty of Best Execution owed to the Customer under COBS rule 11.2.

"Firm"	The Manager and its Associates.
"Firm Personnel"	The directors and other officers and employees of the Firm.
"FSA"	The Financial Services Authority.
"FSA Rules"	The rules established by the FSA.
"FSMA 2000"	The Financial Services and Markets Act 2000.
“Goldman Sachs Group”	The Goldman Sachs Group, Inc., its affiliates and subsidiaries.
"Guidelines"	The investment guidelines, practices and restrictions set out in Appendix A.
"Indemnitee"	As defined in Section 8.1.
"Insolvency Event"	As defined in Section 19.4.
"Instruction"
An instruction, containing all information required by the Manager to carry out such instruction, received by the Manager by a method from time to time acceptable to the Manager as notified to the Customer, which the Manager reasonably believes in good faith to have been given by an Authorised Person or other person reasonably believed by the Manager to be authorised to give such instruction.

"Intellectual Property Rights"
Patents, trade marks, service marks, logos, registered designs, applications for any of those rights, trade and business names (including internet domain names and email address names), unregistered trade marks and service marks, copyrights, know-how, database rights, rights in designs and inventions; and rights of the same or similar effect or nature in any jurisdiction.

"Losses"
Any expenses, losses, damages, liabilities, demands, charges and claims of any kind or nature whatsoever (including without limitation any legal expenses and costs and expenses relating to investigating or defending any demands, charges or claims).

"MiFID"	The European Union Markets in Financial Instruments Directive (2004/39/EC).
"Obligations"
All: (i) transactions in securities, futures, swaps, options (and swaptions), forwards and other instruments and obligations of any kind relating to instruments authorised by the Customer in the Guidelines; and (ii) other agreements or arrangements which the Manager enters into with counterparties on behalf of the Customer pursuant to this Agreement.

"Parties"	The Customer and the Manager.
"Permitted Delegate"	As defined in Section 12.2.

"Sub-Account"	A sub-account of the Account, which is managed on the basis of separate Guidelines from other Sub-Accounts, as further described in Section 3.2.

1.2	In this Agreement:

1.2.1
references to statutory provisions, regulations, notices or the FSA Rules shall include those provisions, regulations, notices or rules as amended, extended, consolidated, substituted or re-enacted from time to time;

1.2.2	references to legislation, acts of parliament or other statutory provisions are, for the avoidance of doubt, references to United Kingdom legislation, acts of parliament and statutes.

1.2.3	references to the singular include the plural;

1.2.4	references to "we" and "us" are references to the Manager and references to "you" are references to the Customer;

1.2.5	references to Sections or Appendices are respectively references to sections of, or appendices to, this Agreement; and

1.2.6	headings are inserted for convenience only and shall not affect the construction of this Agreement.

2.	APPOINTMENT AND AUTHORITY OF THE MANAGER

2.1
The Customer appoints the Manager as discretionary investment manager of the Account for the purpose of selecting and effecting transactions as agent of the Customer in accordance with the Guidelines. The Manager accepts such appointment.

2.2
The Manager is authorised and regulated by the Financial Services Authority. The Manager will comply with all legal and regulatory requirements applicable to the performance of its obligations under this Agreement including FSMA 2000 and where applicable, the FSA Rules.

2.3
Based on the information available to the Manager, the Manager has categorised the Customer as a professional client. The Customer has the right to request re-categorisation as a retail client. However, the Manager will not act as an investment manager for the Account under this Agreement where the Customer requests categorisation as a retail client.

2.4	The Customer agrees that:

2.4.1
any personal recommendation or decision to trade by the Manager which is consistent with the Guidelines will be presumed to suitable for the Customer and in accordance with the Customer’s investment objectives; and

2.4.2
in relation to the service provided by the Manager and the transactions entered into hereunder, the Customer is able to financially bear any investment risk consistent with the Customer’s investment objectives.

2.5	This Agreement shall become effective on the date of its execution by each of the Parties and the Manager shall commence its discretionary investment management activities on the later of the date of:

2.5.1	the execution of this Agreement by the Parties;

2.5.2
the receipt by the Manager of confirmation in writing from the Custodian that either: (a) cleared funds are available to the Manager for investment on behalf of the Customer; or (b) the assets initially comprising the Account have been delivered to the Custodian and are available for disposition by the Manager; or

2.5.3	such other date as is agreed in writing by the Parties.

2.6
The Customer acknowledges and agrees that the Manager may trade on the Account prior to the receipt by the Manager of confirmation from the Custodian that settled cash or assets are available in the Account. The purpose of trading in advance of the receipt of confirmation of settled cash or assets includes (but is not limited to) (i) to mitigate the risk that the Account is underinvested and/or (ii) to achieve the agreed exposure to any benchmark. The Account shall bear the risk of any Losses incurred as a result of the decision to submit trades in advance of the receipt of confirmation of settled cash or assets. In the event that insufficient assets are available in the Account to satisfy such Losses, the Customer shall indemnify the Manager in respect of such amounts. The Parties acknowledge and agree that the positions arising from a decision to trade as contemplated by this Section 2.6 shall not be in breach of those Guidelines if any, limiting the proportion of the Account that may be exposed to cash or derivatives, as well as those relating to leverage, gearing or borrowing or any similar provision which may otherwise be breached as a result of the Manager trading on the Account prior to the receipt of confirmation that settled cash or assets are available in the Account.

2.7	Subject to the Guidelines:

2.7.1
the Customer authorises the Manager to supervise and direct the investment and reinvestment of assets in the Account with full authority and at its discretion (without reference to the Customer) on the Customer’s behalf and at the Customer's risk;

2.7.2
the Manager's authority shall include, without limitation, the power, without prior reference to the Customer and at the Customer's risk to buy, sell, retain, exchange or otherwise deal in investments and other assets, make deposits, subscribe to issues and offers for sale and accept placings and underwritings and sub-underwritings of any investments and effect transactions on such exchanges and markets with such counterparties as it sees fit, to grant security and to enter into foreign exchange transactions and to exercise all such other powers as the Manager in its discretion (subject to Section 4.1) deems appropriate in relation to investing and executing transactions for the Account; and

2.7.3
unless prohibited by the Guidelines (which shall prevail if there is a conflict), there shall be no restrictions on the types of investment in which the Manager may invest, the markets on which and the counterparties with which it may execute or arrange to clear transactions, the value of any investment in the Account or on the proportion of the Account that may be invested in any investment or type of investment.

2.8	The Customer appoints the Manager as its agent with full power and authority in its name and on its behalf to do all things within the scope of the Manager's appointment under this Agreement including, without limitation, appointing Permitted Delegates as the Customer's sub-agents, opening accounts (for example, with brokers and other market counterparties), executing or otherwise bringing into effect documents, warranties, indemnities, undertakings and representations in the name of, binding against, and on behalf of, the Customer and doing such other things, for all purposes necessary or desirable in the Manager's discretion, to carry out the Manager's activities under this Agreement.

2.9
An investment's compliance with the Guidelines shall be determined on the date of purchase and continuously thereafter save that deviation from the Guidelines shall not be deemed a breach of the Agreement if it is as a result of changes in the value or status (including the credit rating) of an investment following its purchase. However, the Manager shall use its reasonable endeavours to address any such deviation from the Guidelines as soon as reasonably practicable unless the Manager considers such steps may prejudice the interests of the Customer, in which case the Manager shall notify the Customer of the relevant circumstances as soon as reasonably possible and request Instructions from the Customer.

2.10	The Customer shall remain solely responsible for the management of its affairs for tax purposes.

2.11
The Manager shall in respect of investments held in the Account use its reasonable efforts to assist the Customer in respect of any obligations to disclose shareholdings under the Disclosure and Transparency Rules Sourcebook of the FSA Rules and Part 22 of the Companies Act 2006 (or, where agreed by the Parties in writing, similar overseas rules or legislation).

3.	THE ACCOUNT

3.1
The Account shall initially consist of the cash and other assets of the Customer delivered by the Customer to/held by the Custodian and notified by or on behalf of the Customer to the Manager as the assets which are to be managed pursuant to this Agreement. For the avoidance of doubt where, pursuant to Section 2.6 the Manager trades on the Account prior to the receipt by the Manager of confirmation from the Custodian that settled cash or assets are available in the Account, the Account shall be deemed to consist of the cash and other assets of the Customer that are notified by or on behalf of the Customer to the Manager as the assets which are to be managed pursuant to this Agreement. Subsequently, the Account will include all additions, investments, reinvestments and proceeds of sale, including, without limitation, all interest, dividends and appreciation on investments, less depreciation on investments and withdrawals.

3.2	The Parties may agree that the Account shall consist of Sub-Accounts and if the Parties so agree:

3.2.1	each Sub-Account may be subject to different Guidelines and may be subject to different fees as set forth in Appendices A and B respectively; and

3.2.2	the initial amount of assets in each Sub-Account shall be prescribed by the Customer;

3.2.3
the Manager shall have no responsibility, unless otherwise expressly agreed by the Parties in the Guidelines, to determine asset allocation between Sub-Accounts or to advise the Customer regarding any such allocation.

3.3	The Customer shall give reasonable notice to the Manager, in the form of Instructions, of additions to, and withdrawals from, the Account.

4.	ACCOUNT TRANSACTIONS AND BORROWING

4.1
When executing transactions or placing orders with other entities for execution that result from decisions by the Manager to deal when providing the service of portfolio management for the Account on behalf of the Customer, the Manager shall take all reasonable steps to obtain Best Execution (in such manner as that obligation may be satisfied under the FSA Rules) and shall act in good faith and with due diligence in its choice and use of any counterparties.

4.2
The Customer acknowledges receipt of and consents to the Execution Policy and to the Manager effecting transactions on behalf of the Customer outside a regulated market or multilateral trading facility.

4.3
The Manager will at all times comply with the Execution Policy. The Manager shall notify the Customer of any material changes to the Manager’s Execution Policy and of any material changes to the Manager’s order execution arrangements.

4.4
The Manager and its Associates will not effect transactions pursuant to any soft commission agreements or equivalent arrangements. For the avoidance of doubt, however, in accordance with COBS rule 11.6.3, the Manager may incur permitted dealing commissions provided always that the Manager has reasonable grounds to be satisfied that the goods or services are related to the execution of trades or comprise the provision of research and in either case will reasonably assist the Manager in the provision of its services and do not and are not likely to impair compliance with the Manager's duty to act in the best interests of its customers.

4.5
The Manager may, but need not, aggregate orders for the Account with orders of other clients. Where it does so this will be on a fair and reasonable basis in accordance with the FSA Rules. The Manager notifies the Customer that the effect of aggregating orders for the Account with orders of other clients may work to the Customer's disadvantage in relation to a particular order. However, the Manager shall only aggregate orders in circumstances where it is unlikely that the aggregation of orders and transactions will work overall to the disadvantage of any client whose order is to be aggregated. The Customer is informed that the Manager has established and effectively implemented an order allocation policy providing for the fair allocation of aggregated orders and transactions.

4.6
When placing orders with any broker, whether or not an Associate of the Manager, the Manager may, in accordance with applicable rules of any exchange or regulator, give permission for such broker to trade along with the Customer order. The Manager is authorised to execute agency transactions, including cross transactions for the Account.

4.7	Unless permitted in the Guidelines, the Manager may not commit the Customer to supplement the assets of the Account by committing the Customer to a contract or arrangement that may require this or by effecting borrowing on the Customer's behalf. However, the Manager may effect borrowing in relation to the settlement of transactions. For example, the Manager may enter into transactions in which settlement precedes that of a related sale transaction and if sufficient cash is not available to meet such settlement, the Manager shall be duly authorised by the Customer, pending receipt of the proceeds of the related sale transaction, to either:

4.7.1	arrange for the Custodian or other lender to loan the Customer the necessary cash for the account of the Account; or

4.7.2
settle the transaction by effecting an overdraft on a bank or cash account in the Customer's name by the required amount. The Customer shall ensure any bank or cash account which the Manager has control over pursuant to this Agreement has the appropriate overdraft arrangements in place to allow this.

The Customer shall be liable for all fees, costs and expenses which may arise out of any such properly incurred borrowing or overdrafts including any applicable interest charged provided that where an Associate of the Manager extends a loan to the Customer in such circumstances it is expected that the rate of interest charged shall be at an arms length commercial rate.

4.8	The Manager may not borrow on the Customer's behalf against the security of assets of the Account or deposit any assets of the Account with a third party by way of collateral.

4.9
If any counterparty fails to deliver any necessary documents or to complete any transaction, the Manager shall (subject always to Section 9.7) take reasonable steps on behalf of the Customer to rectify, or obtain compensation in respect of, such failure.

4.10
If the Customer enters into, or appoints a third party to enter into, securities lending or repurchase transactions in relation to the assets in the Account, the Customer shall ensure that such arrangements do not affect the ability of the Manager to enter into transactions for the Account pursuant to this Agreement and the Customer agrees that the Manager shall have no responsibility or liability in relation to such securities lending or repurchase transactions.

5.	CUSTODY

5.1	The Account shall be held by the Custodian appointed by the Customer pursuant to a separate custody agreement or by the Customer itself.

5.2
The Manager and, except as may be otherwise specifically provided by a separate custody agreement, its Associates shall at no time have custody or physical control of the assets and cash in the Account. Neither the Manager nor its Associates shall have any responsibilities for the selection, appointment or monitoring of the Custodian and (provide that it has complied with Section 5.3) shall not be liable for any act or omission of the Custodian.

5.3	In giving instructions to the Custodian, the Manager shall comply with the relevant procedures set notified to the Manager by the Client from time to time.

5.4	The Manager shall be responsible for reconciling the records of the Custodian with its own and reporting any discrepancies to the Custodian within a reasonable time period.

5.5	The Customer shall instruct the Custodian to:

5.5.1	act, within the limits of the Manager's authority under this Agreement, in accordance with instructions from the Manager;

5.5.2
provide the Manager with copies of periodic account statements and access to electronic enquiry systems, which shall include details of all income received and rights conferred with respect to Account assets held by it;

5.5.3	upon the Manager's request, confirm to the Manager as soon as practicable which assets it is holding for the Customer in the Account;

5.5.4
give the Manager timely notice of any rights that arise with respect to Account assets held by it and act as soon as practicable upon instructions given by or on behalf of the Manager as to whether and how such rights should be exercised;

5.5.5	inform the Manager as soon as practicable of any additions or other credits and withdrawals or other debits to accounts holding Account assets; and

5.5.6	collect all income due on, and attend to the vesting of all other rights and entitlements attaching to, Account assets held by it.

5.6
The Customer shall give the Manager reasonable prior written notice of its intention to change the Custodian together with the name and other relevant information which the Manager may reasonably request in respect of the new Custodian.

5.7
The Customer shall authorise and direct the Custodian, promptly upon receipt by the Custodian from the Manager of a statement of any remuneration and expenses payable under this Agreement, to pay the amount of such remuneration and expenses from the Account in accordance with the payment instructions notified by the Manager to the Custodian.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Each of the Customer and the Manager represents and warrants to, and agrees with, the other that:

6.1.4	this Agreement has been duly authorised, executed and delivered by it and constitutes legal, valid and binding obligations; and

6.1.5
it has and for the duration of this Agreement shall maintain all necessary authorisations, consents, permissions, registrations or other approvals (including those relating to data protection) to enable it to enter into this Agreement and to carry out its Obligations under this Agreement (in the case of the Customer) and to provide the services under this Agreement (in the case of the Manager) and shall at all times comply in each and every respect with all applicable statutory and regulatory requirements.

6.2
On the date of this Agreement and on a continuing basis, the Customer represents and warrants to, and agrees with, the Manager (and acknowledges that the Manager is entering into this Agreement and shall enter into Obligations as agent for the Customer in reliance on the same) that:

6.2.1
the Customer is the sole beneficial owner of all assets in the Account (or, where it is acting as trustee, it is acting on behalf of the beneficial owner), and that no restrictions exist on the disposition of any of them and that no option, lien, charge, security or encumbrance exists or will, due to any act or omission of the Customer, exist over any of them;

6.2.2
this Agreement has been duly authorised, executed and delivered by the Customer and constitutes the Customer’s legal, valid and binding obligations and each of the Obligations is within the Customer's power, is duly authorised by the Customer and, when duly entered into by or on behalf of the Manager as the Customer's agent will be the legal, valid and binding obligation of the Customer;

6.2.3
without limitation, none of the Obligations will violate the constituent documents of the Customer, or any law, rule, regulation, order, judgment or contractual restriction binding on or affecting the Customer or its assets and no governmental or other notice or consent is required in connection with the execution, delivery or performance of this Agreement or any agreements governing or relating to Obligations;

6.2.4
all information which the Customer provides or has provided to the Manager including information relating to the Customer’s identity, domicile, financial situation and investment objectives is accurate, complete and not misleading in any respect (including, without limitation, such information as has been provided to the Manager to evidence suitability under the FSA Rules) and the Customer has notified the Manager of all such information which is reasonably relevant to the performance of the Manager's duties under this Agreement;

6.2.5	the Customer shall have full responsibility for payment of all taxes and duties payable in respect of the Account;

6.2.6	the Customer shall not deal or authorise anyone other than the Manager to deal for or on behalf of the Account;

6.2.7	the Customer has independently examined and understands the tax, legal and accounting consequences related to the management of the Account and the transactions permitted under the Guidelines;

6.2.8	the Customer hereby represents and warrants to and agrees with the Manager that the Customer is a “Qualified Institutional Buyer” as defined in Rule 144A under the U.S. Securities Act of 1933.

6.3
The Customer and the Manager shall each inform the other promptly in writing if any representation, warranty or agreement made by it in this Agreement is no longer true or requires exception and/or modification to remain true. In particular, where the Customer is a trustee and informs the Manager of a change to its policy statement under the Trustee Act 2000, such change shall be deemed to be a request by the Customer to amend this Agreement and shall be treated accordingly. If the Customer fails to inform the Manager of, or to keep the Manager informed of any changes to, the information referred to in Section 6.2.3, the lack of such information may affect the quality of the services the Manager provides.

7.	LIMITATION OF LIABILITY

7.1
The Manager shall be liable for any Losses by or with respect to the Account to the extent that such Losses are actual investment losses (and not Losses of any other kind) which are the direct result of any act or omission taken or omitted by the Manager or any Permitted Delegates, employees, directors, officers or agents of the Manager during the term of, and under, this Agreement which constitutes negligence, wilful default, fraud with respect to the Manager's obligations to select and execute transactions in accordance with the Guidelines. In particular the Manager shall not have breached any obligation to the Customer and shall incur no liability for Losses resulting from:

7.1.1
the acts, omissions, negligence, wilful default or fraud of the Customer, its current or previous advisers, the Custodian (except to the extent that Losses are due to a breach by the Manager of any of its obligations under Section 5), the Customer's other agents or any third party (other than a Permitted Delegate or a director, officer or employee of the Manager or a Permitted Delegate);

7.1.2
the Manager or its agents following directions of the Customer or the Manager's failure to follow directions of the Customer where the Manager reasonably believes that compliance with such directions is not reasonably practicable or might involve either Party in a breach of law, rule or regulation;

7.1.3
the solvency, actions or omissions of any other person (including, without limitation, any counterparty, broker, dealer, market-maker, bank, custodian or subcustodian with whom the Manager transacts business on the Customer's behalf) which is not a Permitted Delegate of the Manager; or

force majeure or other events beyond the control of the Manager or the general risks of investing in assets, including without limitation nationalisation, expropriation or other governmental actions; any law, order or regulation of a governmental, supranational or regulatory body; regulation of the banking or securities industry (including changes in market rules), currency restrictions, devaluations and fluctuations; market conditions affecting the execution or settlement of transactions or the value of assets; failure or breakdown in communications not reasonably within the control of the Manager; and the failure of any relevant exchange or clearing house.

7.2
The Manager gives no warranty as to the performance or profitability of the Account or any part of it or that the investment objectives of the Account, including without limitation the Account’s risk control, management or return objectives, will be successfully accomplished. Where the investment objectives of the Account refer to a benchmark index, for the avoidance of doubt the Manager will not be obliged to manage the Account in accordance with the composition of that index. Where the Guidelines refer to tracking error, the Customer is notified that this is an approximate target which applies over a three-year rolling period and that while the Manager will aim to meet that target, there will be periods when it will not be met, whether due to market conditions, sector positioning, specific security selection or other reasons.

7.3
The Manager shall not be responsible for any Losses incurred after termination of the Agreement unless and to the extent that (i) the act or ommission causing such Losses can be evidenced to have occurred prior to the termination of the Agreement or (ii) the Manager acts outside of its authority with respect to the Account following the termination of this Agreement.

7.4	Nothing in this Agreement shall be taken to exclude or restrict any duty or liability to the Customer which the Manager may not exclude under any applicable regulatory system.

8.	INDEMNIFICATION

8.1
The Customer shall reimburse, indemnify and hold harmless the Manager, its Associates and Permitted Delegates, and their directors, officers and employees and any person controlled by or controlling the Manager ("Indemnitees") on demand for, from and against any Losses (save to the extent that the same result from the negligence, wilful default or fraud of, or a breach of this Agreement by, an Indemnitee):

8.1.1
relating to this Agreement or the Account arising out of any misrepresentation or act or omission on the part of the Customer or its current previous advisers or the Custodian or any of their agents; or

8.1.2	as a result of any third party claiming to be entitled to any asset (including cash) in the Account;

8.1.3	arising out of the imposition of any liability to taxation, charge or levy as a result of managing the Account; or

8.1.4
arising or relating to any demand, charge or claim in respect of an Indemnitee's acts, omissions, transactions, duties, obligations or responsibilities arising pursuant to its proper performance of this Agreement.

8.2	The indemnity given by the Customer in Section 8.1 is in addition to and without prejudice to any indemnity allowed by law.

9.	DIRECTIONS TO THE MANAGER

9.1	All directions to the Manager shall take the form of Instructions.

9.2	Any directions given to the Manager seeking to amend or vary the terms of this Agreement, shall not be deemed to be Instructions, and shall be subject to Section 21.1.

9.3
The Manager shall be entitled to rely upon any Instruction from, or document signed by, any Authorised Person or other person reasonably believed by the Manager to be authorised to give or sign the same whether or not the authority of such person is then effective.

9.4
Where the format or content of an Instruction or document referred to in Section 9.3 has been altered or affected during the communication of the same, the Manager shall be entitled to rely upon its reasonable interpretation of such Instruction or document.

9.5
Without limitation to Section 9.3, the Customer acknowledges and agrees that if the Parties agree that Instructions or other communications related to this Agreement may be transmitted via the internet or other similar media, there is no guarantee that such communications will be delivered to the intended recipient promptly, in the correct format or at all, and it is possible that such communications may be intercepted, read and/or amended by unauthorised persons. The Customer agrees that all risks associated with the transmission of communications via the internet or other similar media shall be at the Customer's risk and that such communications shall only be deemed to have been delivered upon actual receipt by the intended recipient.

9.6
The Manager shall be under no duty to make any investigation or inquiry as to any statement contained in any communication or Instruction and may accept the same as conclusive evidence of the truth and accuracy of such statement. Instructions shall be acknowledged by the Manager acting upon them unless the Manager promptly advises the Customer that the Manager believes that such action is not considered by the Manager to be practicable or such instructions are unclear, ambiguous or conflict with other instructions received, or might involve either Party in a breach of law, rule or regulation.

9.7	Nothing in this Agreement shall require the Manager to take any legal action on behalf of the Customer.

10.	REPORTS AND VALUATION

10.1
The Manager shall provide the Customer with reports containing the holdings, valuations and status of the Account on a quarterly basis commencing with an initial valuation of the Account as at the date on which the Manager commences the provision of discretionary investment management services pursuant to Section 2.5, or otherwise as the Parties may agree. The performance reporting start date of the Manager’s management of the Account shall be as agreed by the Parties, and the basis for the measurement of such performance shall be summarised in such reports.

10.2
If the Customer requests that such reports be transmitted or made available electronically (subject to the Customer complying with such reasonable requirements as to security and confidentiality as the Manager may impose), the Customer acknowledges that such reports may not be encrypted and it is possible that they may be intercepted, read and/or amended by unauthorised persons and the Manager cannot be responsible for unauthorised access.

10.3
The Manager is not engaged to provide the official books and records of the Account or the assets held on the Account’s behalf. However, valuation levels for the assets of the Account in the reports provided by the Manager in respect of the Account shall reflect the Manager's good faith effort to ascertain fair market levels (including accrued income, if any) for the assets reasonably believed by the Manager to be held for the Account based on pricing and valuation information believed by the Manager to be reliable. The Customer acknowledges that these valuation levels may not be realised in respect of the sale of any particular asset.

11.	VOTING RIGHTS AND CORPORATE ACTIONS

11.1
Unless the Customer instructs the Manager to the contrary in writing, the Manager is authorised to vote proxies and securities held or that were held in the Account and, as the Customer's agent and, in the Manager's discretion, to execute and bind the Customer and Account in actions, waivers, consents, covenants and indemnifications related to such voting proxies and securities.

11.2
Where the Manager elects to exercise or procure the exercise of such voting rights or other rights, it does so exclusively on the basis of the records and positions held by the Custodian and the Customer therefore acknowledges that the Manager shall be entitled to rely on the information supplied by the Custodian and shall not be required to investigate or reconcile any discrepancies between the information held by it and the information held by the Custodian. When processing corporate actions or other rights on behalf of the Customer, the Manager shall, in addition to the above, be entitled but not obliged to rely on any direction communicated to it by the Custodian in respect of the eligibility of the Customer to participate in a corporate action or other right.

11.3	The Customer acknowledges and agrees that the Manager:

11.3.1
may establish guidelines for the exercise of voting of proxies or other rights and may employ the services of a proxy voting service (which may be outside of the Goldman Sachs Group) to exercise proxies in accordance with the Manager’s guidelines; and

11.3.2
may, in its discretion, elect not to exercise or procure the exercise of any voting or other rights and, except as may be explicitly provided by applicable law, the Manager shall not incur any liability to the Customer by reason of any exercise of, or failure to exercise, any such discretion and shall not incur any liability for any failure arising from an act or omission of a person other than the Manager.

11.4
The Customer or its Custodian, and not the Manager, shall have responsibility to make any and all filings in connection with any securities litigation or class action lawsuits involving securities held or that were held in the Account.

12.	ASSIGNMENT AND DELEGATION

12.1	Neither party may assign any of its rights or obligations under this Agreement without the consent in writing of the other party.

12.2
In performing its obligations under this Agreement, the Manager may, at its discretion, delegate any or all of its rights, powers and functions under this Agreement to any of its Associates or any entity in which an entity in the Goldman Sachs Group has a "participation", as defined in the Glossary to the FSA Rules (“Permitted Delegate”) without the need for the consent of the Customer, provided that the Manager's liability to the Customer for all matters so delegated shall not be affected by such delegation, and references in this Agreement to the Manager shall, where the context so requires, include, any Associate of the Manager to which the Manager so delegates its responsibilities.

12.3
The Customer acknowledges and agrees that, to the extent that the Manager delegates under this Agreement to an Associate of the Manager (including, for the avoidance of doubt, to a Permitted Delegate), the laws and regulations applicable to such Associate's management and/or other activities shall apply to the Associate's activities for the Account.

13.	CONFIDENTIALITY, REPUTATION AND INTELLECTUAL PROPERTY RIGHTS

13.1
The terms of this Agreement and all proprietary information of either Party (the “Affected Party”) shall be treated as confidential by the other Party and shall not be disclosed to the public or any third party by the other Party without the consent of the Affected Party except:

13.1.1
    if such information is already in, or comes into, the other Party's possession as a result of activities unrelated to, or from sources other than, the Affected Party or is or becomes available to the public or industry sources other than as a result of disclosure by the other Party;

13.1.2
if such disclosure is reasonably believed to be required pursuant to a judicial, administrative, governmental, fiscal or regulatory organisation process, investigation, inquiry or proceeding, or otherwise required by applicable law provided always that if the disclosing Party is required to make a disclosure in accordance with this Section 13.1.2, the disclosing Party shall, if it is not so prohibited by law or regulation, provide the other Party with prompt notice of any such requirement or request;

13.1.3	to the other Party's professional advisers in relation to the services provided pursuant to this Agreement; or

13.1.4
in order for the Manager (or any Permitted Delegate) to most effectively carry out its responsibilities under this Agreement~~.~~, including disclosure to counterparties, brokers and dealers (including any futures brokers and futures commission merchants if futures are permitted by the Guidelines) whether executing or clearing to effectuate the Manager's trading activities on behalf of the Customer in accordance with the terms of this Agreement.

For the avoidance of doubt, in the context of the exemption set out under the Freedom of Information Act 2000 which protects confidential information from disclosure, any request that the Customer receives for the disclosure of information relating to: (i) the composition of the Portfolio; (ii) performance analysis; (iii) the Manager’s employees; iv) the fees payable to the Manager, and (v) any other category of information notified to the Customer by the Manager shall be deemed to relate to confidential information and shall not be deemed to be "required by law" under this clause.

13.2	Except as required by the FSA Rules, the Manager and its Associates are not obliged to disclose to the Customer or take into consideration information either:

13.2.1	the disclosure of which by it to the Customer would or might be a breach of confidence to any other person; or

13.2.2	which comes to the notice of a director, officer, employee or agent of the Manager or one of its Associates but properly does not come to the actual notice of an individual managing the Account.

13.3	Neither Party shall knowingly do or permit any act or thing which would or might reasonably be expected to materially prejudice or bring into disrepute the business or reputation of the other Party.

13.4
The Customer agrees that it will not, without the prior written consent of the Manager in each instance, (i) use in advertising, publicity, marketing or other promotional materials or activities, the Intellectual Property Rights of the Manager, its Associates or Firm Personnel, or (ii) represent directly or indirectly that any product or any service provided by the Customer has been approved or endorsed by the Manager.

13.5
If the Manager agrees that the Customer may use any Intellectual Property Rights belonging to the Manager or its Associates in connection with this Agreement, unless agreed to the contrary by the Parties, the Manager shall be deemed to have granted the Customer a royalty-free, non-exclusive and non-transferable licence (such licence to terminate immediately on the Manager giving the Customer notice to such effect or otherwise on the termination of this Agreement) to use such Intellectual Property Rights solely for the purposes envisaged by the Manager (with no right for the Customer to amend or modify the same).

The Customer agrees and acknowledges that information and advice furnished by the Manager to the Customer (including without limitation information evidencing the Manager's expertise, investment strategies or trading activities) will include information that has been developed by the Manager through the application of methods and standards of judgment and through the expenditure of considerable work, time and money. Such information is the exclusive and proprietary intellectual property of the Manager which: (i) is confidential and shall be treated as such by the Customer, (ii) shall not be used by the Customer as the basis for effecting transactions, (iii) shall not be used for any purpose other than Customer's, or Customer's consultant's, analysis of the performance of the Manager, and (iv) shall not be disclosed, directly or indirectly, to third parties by the Customer except with the prior written consent of the Manager or as required by law.

14.	REMUNERATION AND EXPENSES

14.1
The Customer shall pay the Manager the fees set out in Appendix B (on the payment terms set out in that Appendix) in consideration of provision of the Manager's services under this Agreement. The Manager may, at its discretion, make payments out of such fees to any of its Associates from which it obtains assistance or introductory or client relationship services.

14.2
Any fees for the provision of custodial services in relation to the Account shall be charged separately by the Custodian for the Account and shall not be included in the fee set out in Appendix B (unless Appendix B expressly provides to the contrary).

14.3
The Customer shall be responsible for payment of brokerage commissions, proxy voting costs, transfer fees, registration costs, taxes and other similar costs and transaction-related expenses and fees arising out of transactions in the Account and any other costs and expenses properly incurred by the Manager or its delegates which are reasonably necessary for the proper performance of their duties under this Agreement, and the Customer authorises the Manager to incur such expenses for the Account.

14.4	The fees set out in Appendix B are exclusive of any value added or similar taxes which, if payable, shall be payable in addition by the Customer.

15.	MATERIAL INTERESTS

15.1
The relationship between the Manager and the Customer is as described in this Agreement and nothing in this Agreement, none of the services to be provided pursuant to this Agreement, nor any other matter, shall oblige the Manager or any of its Associates to accept responsibilities that are more extensive than those set out in this Agreement.

15.2
The Customer acknowledges and agrees that the Manager and its Associates may, without prior reference to the Customer, act in circumstances in which the Manager or one of its Associates has a material interest or a relationship of any description with another party which may involve an actual or potential conflict with the Manager's duty to the Customer. However, if the Manager acts in circumstances where it has a material interest or conflict of interests, the Manager will take reasonable steps to ensure the Customer is treated fairly and the Manager will ensure that all transactions in relation to the Account are on terms which are no less favourable to the Customer than if the conflict or potential conflict had not existed. In this regard, the Manager has established, implemented and maintains a written conflicts of interest policy (a summary of which is available on request from the Manager). Neither the Manager nor any of its Associates shall be liable to account to the Customer for any profits, commission or remuneration made or received in such circumstances and nor will the Manager's fees be abated as a result.

15.3
Without limitation to Section 15.2, the Customer understands that the Firm is a worldwide, full service investment banking, broker-dealer, asset management organization, and as such the Firm and (where applicable) Firm Personnel may:

15.3.1
have multiple advisory, transactional and financial and other interests in investments (including, without limitation, non-readily realisable investments) that may be purchased, sold or held by the Manager for the Account;

15.3.2
act as adviser to clients in investment banking, financial advisory, asset management and other capacities in advisory or other types of assignments, including those related to investments that may be purchased, sold or held in the Account or issue, or be engaged as underwriter or sub-underwriter for the issuer of, or manage or arrange the offer for sale of investments that the Account may purchase, sell or hold (and that such activities may have taken place within the 12 months prior to such investments being purchased, sold or held in the Account) and the Customer also acknowledges and agrees that at times, such activities may cause departments of the Firm to give advice to clients that may cause such clients to take actions adverse to the interests of the Customer;

15.3.3
act in a proprietary capacity with long or short positions, in investments of all types, including those that the Account may purchase, sell, or hold and the Customer also acknowledges and agrees that such activities could affect the prices and availability of the investments that the Manager seeks to buy or sell for the Account and that this could adversely impact the performance of the Account;

15.3.4	deal or otherwise act as agent for the Customer in relation to transactions in which it is also acting as agent for the account of other clients and/or its Associates;

15.3.5	serve as directors of companies the securities of which the Account may purchase, sell, or hold;

15.3.6
give advice, and take action, with respect to any of the Firm’s clients or proprietary accounts that may differ from the advice given, or may involve a different timing or nature of action taken, than with respect to any one or all of the Manager’s clients, and effect transactions for such clients or proprietary accounts at prices or rates that may be more or less favourable than for the Account;

15.3.7
subject only to the Manager's execution obligations set forth in Section 4, effect transactions with or for the Account in instances in which the Manager and its Associates may have multiple interests;

15.3.8
subject to compliance with the FSA Rules, obtain from and keep or pay to third parties (including Associates) any profits, commissions and fees in connection with their activities for other clients and their own accounts. In such circumstances, the Manager shall not be required to take account of such profits, commissions and fees in determining its own fees or sums due from the Customer pursuant to this Agreement; and/or

15.3.9
subject to the FSA Rules, receive from and keep, or pay to or share with third parties (including Associates), fees, commissions or other benefits in respect of the services provided to the Customer hereunder. The amount or basis of any fee, commission or other benefit received by the Manager from such a third party or paid by the Manager to such a third party or shared with such a third party (other than employees of the Manager) in connection with the services provided to the Customer hereunder, will be disclosed to the Customer to the extent required by the FSA Rules, and such disclosure may be in summary form only. The Manager's fees as set forth in this Agreement shall not be abated by any such fees, commissions or other benefits.

15.4
Without limitation to Sections 15.2 and 15.3, the Customer authorises the Manager in its discretion to execute any of the transactions for the Account with or through itself or any of its Associates as agent or as principal.

15.5
The Customer understands that the ability of the Manager and its Associates to effect and/or recommend transactions may be restricted by applicable regulatory requirements in the United Kingdom or elsewhere and/or their internal policies designed to comply with such requirements. As a result, there may be periods during which the Manager will not initiate or recommend certain types of transactions in certain investments, for example where the Manager or its Associates are performing investment banking or other services or when aggregated position limits have been reached, and the Customer will not be advised of that fact.

15.6	Without limitation to Section 15.5:

15.6.1
when the Manager or any of its Associates is engaged in an underwriting or other distribution of securities of a company, the Manager may in certain circumstances be prohibited from purchasing or recommending the purchase of certain securities of that company for its clients; and

15.6.2
the Manager and its Associates may also be prohibited from effecting transactions for the Account with or through its Associates, from acting as agent for another customer as well as the Customer in respect of a particular transaction, or from acting as the counterparty to a transaction with the Customer.

15.7
Even if it is not prohibited from doing so, the Manager is nonetheless not required to effect transactions for the Account with or through its Associates and other clients or in instances in which the Manager or its Associates have multiple interests.

15.8
At the Manager's discretion, advisory Firm Personnel may consult with Firm Personnel in proprietary trading or other areas of the Firm or form investment policy committees comprised of such Firm Personnel, and the performance of Firm Personnel's obligations related to their consultation with the Manager could conflict with their areas of primary responsibility within the Firm. In connection with their activities with the Manager, such Firm Personnel may receive information regarding the Manager's proposed investment activities which is not generally available to the public. There shall be no obligation on the part of such Firm Personnel to make available for use by advisory or discretionary accounts any information or strategies known to them or developed in connection with their client, proprietary or other activities.

15.9	The Firm shall be under no obligation to:

15.9.1	make available any research or analysis prior to its public dissemination;

15.9.2	recommend for purchase or sale by advisory or discretionary accounts any security that the Firm or Firm Personnel may purchase for themselves or for any other clients; or

15.9.3
seek to obtain any material non-public ("inside") information about any issuer of securities, and will not effect transactions for advisory or discretionary accounts on the basis of any inside information as may come into its possession.

16.	DERIVATIVES

16.1
In the event that the Manager is authorised to effect transactions in derivatives including contingent liability transactions pursuant to the Guidelines, it may settle or close out such transactions without further reference to the Customer. The Manager is authorised to debit the Account with any sums required to pay or supplement any deposit or margin support of any such transactions.

16.2	If Section 16.1 applies:

16.2.1
In the case of transactions in over the counter derivatives, the Customer directs and authorises the Manager as its agent to open accounts with such counterparties as it reasonably considers appropriate (including, where permissible in terms of applicable law and regulation, with Associates) to facilitate the purchase, holding and sale of derivatives on behalf of the Customer for the Account. The Customer authorises all such accounts to be opened and transactions to be undertaken by the Manager as agent on behalf of the Customer;

16.2.2
In the case of transactions in exchange traded derivatives (which includes futures and listed options), the Customer may, or the Customer may authorise the Manager to, open clearing account(s) with a futures clearing merchant of the Customer’s choice on behalf of the Customer and at the Customer’s own risk. The Customer may authorise the Manager to instruct or trade with such executing brokers as the Manager may choose in its discretion and the Manager may execute (without prior reference to the Customer) give-up agreements on behalf of the Customer.

17.	INVESTMENT IN FUNDS

17.1
Subject to the Guidelines and any fee rebate arrangements described in Appendix B, the Manager may in its discretion invest the Account in any collective investment scheme, including without limitation, an unregulated collective investment scheme or an Associated Fund. For the avoidance of doubt, unless otherwise agreed, the Customer will not be entitled to any fee rebate arrangement on any portion of the Account invested in any of the liquid reserve sub-funds of Goldman Sachs Funds plc where such investment is made at the Customer’s direction for the purpose of investing uninvested cash.

18.	RISK DISCLOSURES
The Customer’s attention is drawn to Appendix C which provides important information on the nature and risks of certain investments and their consequences. The Customer confirms to the Manager that it has read, understood, accepts and that it is important for its own protection to, where relevant, abide by the provisions of Appendix C.

19.	DURATION AND TERMINATION

19.1	This Agreement shall continue in full force and effect until terminated in writing as set forth below.

19.2	Either Party may terminate the Agreement at any time upon 30 days' written notice to the other Party.

19.3	Notwithstanding Section 19.2 either Party may also terminate the Agreement immediately by notice in writing to the other Party if:

19.3.1	required to do so by law or by any regulatory authority; or

19.3.2	the other Party is subject to an Insolvency Event; or

19.3.3	the other Party ceases to be in a position to fulfil its obligations under this Agreement; or

19.3.4
the other party commits a material breach of this Agreement (and where such beach is capable of remedy has not been remedied within 30 days of the terminating party notifiying the other party of the breach and requiring it to be remedied).

19.4	For the purposes of Section 19.3, an Insolvency Event occurs in respect of the other Party where:

19.4.1	a meeting of the other Party’s creditors is convened; or

19.4.2
in respect of the other Party a proposal is made for a voluntary arrangement within Part 1 of the Insolvency Act 1986 or for any other composition scheme or arrangement with (or assignment for the benefit of) creditors; or

19.4.3	the other Party is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986; or

19.4.4	a trustee receiver, administrative receiver, or similar officer is appointed in respect of all or any part of the business or assets of the other Party; or

19.4.5
a petition is presented (and not discharged within 30 days) or a meeting is convened for the purpose of considering a resolution or other steps are taken for the winding up of the other Party or for the making of an administration order in respect of the other Party (otherwise than for the purpose of an amalgamation or reconstruction); or

19.4.6	the other Party ceases to carry on business as a going concern; or

19.4.7	the other Party suffers any event in a jurisdiction outside of the United Kingdom analogous to or comparable with any of the foregoing.

19.5
In the event of termination the Customer shall pay the fees of the Manager referred to in Section 14 prorated to the date of termination, together with any Losses necessarily realised in settling or concluding outstanding Obligations and (where the Customer has terminated under Section 19.2) any additional expenses necessarily incurred by the Manager in terminating this Agreement.

19.6
Termination of this Agreement shall be without prejudice to the completion of transactions already initiated and the Customer shall honour any transactions entered into but not settled before the date of any such termination.

19.7	Termination shall not affect accrued rights and the provisions of Sections 6, 7, 8, 13, 14, 15, 18, 19, 20, 21, 24 and 25 shall survive the termination of this Agreement.

20.	NOTICES

20.1
Except as otherwise specifically provided in this Agreement, all notices shall be in writing and sent by first class post (or, where appropriate, airmail) or by delivery or facsimile transmission to the other Party at the address appearing at the end of this Agreement, or to such other address as shall be notified in accordance with this Section 20 by that Party to the other Party from time to time.

20.2
Any notice given by post under this Agreement shall be deemed given three business days after posting, and any notice given by delivery or facsimile transmission shall be deemed given on delivery or transmission (as the case may be).

20.3
Unless the Customer notifies the Manager to the contrary, the Manager may take the Customer's correct address and facsimile number to be as shown on any communication the Manager receives which it reasonably believes has come from the Customer, which details shall be deemed to have been notified to the Manager in accordance with Section 20.1.

20.4
The Customer confirms that it has regular access to the internet and consents to the Manager providing it with information about amendments to the Execution Policy and information about the nature or risks of investments by posting information on the Manager's website at www.gs.com/mifid (or such other website as the Manager may from time to time notify to the Customer).

21.	ENTIRE AGREEMENT; AMENDMENT AND WAIVER

21.1
This Agreement sets out the entire agreement of the Parties with respect to management of the Account and no variation to this Agreement shall be effective unless made in writing by the Parties, provided that the Customer may amend the Guidelines by notice in writing to the Manager, such notice to take effect on such date as the Parties may agree.

21.2
In the event that any term, condition or provision of this Agreement is held to be in violation of any applicable law, statute or regulation, the same shall be deemed to be deleted from this Agreement and to be of no force and effect and this Agreement shall remain in full force and effect as if such term, condition or provision had not originally been contained in this Agreement. Notwithstanding this, in the event of such deletion the Parties shall negotiate in good faith in order to agree the terms of a mutually acceptable, enforceable replacement provision.

21.3
No failure on the part of a Party to exercise, and no delay by it in exercising, any right or remedy under this Agreement shall operate as a waiver of that right or remedy, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of that right or remedy or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and do not exclude any other rights or remedies provided by law.

22.	COMPLAINTS
All formal complaints by the Customer relating to the services provided by the Manager under this Agreement should in the first instance be made in writing to the Compliance Officer of the Manager at Christchurch Court, 10-15 Newgate Street, London EC1A 7HD. A statement is available from the Manager describing the Customer's right to compensation, if any, in the event that the Manager is unable to meet its liabilities.

23.	MISCELLANEOUS

23.1
The Customer understands and (for itself and on behalf and with the knowledge and authority of its relevant employees, directors and other officers and sub-contractors) agrees that the Manager may monitor electronic communications, and record telephone conversations, between it and the Customer (and the Customer is advised that the recording of telephone conversations may take place without the use of a warning tone); that such recordings may be used in evidence in connection with any disputes arising from this Agreement; and that information about the Customer and its employees, directors and other officers and sub-contractors provided by the Customer to the Manager during the course of their relationship or otherwise acquired by the Manager from other sources, will be held both manually and on computer, may be processed for purposes connected with the Account and, for administrative, compliance, regulatory or law enforcement purposes (including, without limitation for complying with and/or enforcing anti-money laundering and anti-terrorism laws and regulations). Such information may be transferred to any office of the Firm and to third parties to process on the Firm’s behalf for the purposes described above, whether in the United States or elsewhere in the world and such offices and third parties may be located in jurisdictions that do not offer the same level of data protection as is available in the United Kingdom. Such information may be disclosed by the Manager, its Associates, or its nominee as may be required by applicable law or regulation or by any competent regulatory body and as otherwise contemplated in this Agreement.

23.2	Each Party shall bear its own costs relating to the negotiation, preparation, execution and implementation by it of this Agreement.

23.3	Each Party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement this Agreement.

23.4	This Agreement may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement.

23.5	This Agreement supersedes any previous agreements between the parties relating to the subject matter of this Agreement.

23.6
This Agreement shall be binding on and enure to the benefit of the successors and permitted assigns of each of the Parties. The Manager’s authority under this Agreement is given by the Customer on behalf of its successors in title as well as of itself.

23.7	If the Customer is more than one person, their obligations under this Agreement shall be joint and several and any notice given to any of them shall be deemed to be given to all of them.

23.8
The Manager shall allow the Customer or its agents reasonable access during usual business hours to the records held by the Manager and its associates relating to assets managed by it under this Agreement, including where necessary in order to comply with any applicable laws or regulations or to deal with any litigation or threatened litigation or any client, regulatory or tax authority enquiry or complaint provided that the Manager shall not be obliged to provide such access (i) to its systems or (ii) to the extent that, by so doing, it would breach any legal or regulatory obligation or any duty of confidence applying to it.

24.	THIRD PARTY RIGHTS
A person who is not a party to this Agreement has no right under the Contract (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. The third party rights granted by Section 8.1 shall be held on trust by the Manager for the benefit of the persons identified in that Section and cannot be directly enforced by them.

25.	GOVERNING LAW AND ARBITRATION

25.1
This Agreement and any non-contractual obligations arising out of or in relation to this Agreement (and any dispute, controversy or claim of whatever nature arising out of or in connection with this Agreement or its formation, including a dispute as to the validity or existence of this Agreement and/or this Section 25, (a “Dispute”)) shall be governed by and construed in accordance with English law.

25.2
Any Dispute (including, for the avoidance of doubt and without limitation, disputes relating to any non-contractual obligations arising out of or in connection with this Agreement) shall be finally resolved by arbitration in London conducted in the English language by three arbitrators pursuant to the rules of the International Chamber of Commerce ("ICC"), save that, unless the Parties agree otherwise:

25.2.1
each Party shall nominate an arbitrator, and if one Party fails to nominate an arbitrator within 30 days of receiving notice of the nomination of an arbitrator by the other Party then that arbitrator shall be appointed by the ICC;

25.2.2
the third arbitrator, who shall act as chairman of the tribunal, shall be chosen by the two arbitrators appointed by or on behalf of the Parties pursuant to Section 25.2.1. If the third arbitrator is not chosen and nominated to the ICC for appointment within 30 days of the date of confirmation by the ICC of the later of the two party-appointed arbitrators to be confirmed pursuant to the procedure set out in Section 25.2.1, the third arbitrator shall be chosen by the ICC;

25.2.3	the tribunal shall draw up, and submit to the Parties for signature, terms of reference within 21 days of receiving the file.

25.3
Unless the Parties expressly agree in writing to the contrary, the Parties shall keep confidential all awards in any arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

EXECUTED by the Parties

GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL
By: _________________________
Name:
Title:
Notice Address:
Goldman Sachs Asset Management International
Christchurch Court
10-15 Newgate Street
London EC1A 7HD
United Kingdom
Attention: Legal Department
Fax: 44 (0)20 7552 7322

ALTERRA AT LLOYD’S LIMITED

By: _________________________
Name:
Title:
Notice Address:
70 Gracechurch Street
London EC3V0XL England
Attention: David Smith
Fax: 44 20 3102 3120